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                                   EXHIBIT 5



               Opinion and Consent of Gunderson Dettmer Stough
                     Villeneuve Franklin & Hachigian, LLP


                                 May 19, 1998



Red Brick Systems, Inc.
485 Alberto Way
Los Gatos, CA 95032


          Re: Red Brick Systems, Inc. Registration Statement for an Aggregate of 2,835,000 Shares of Common Stock

Ladies and Gentlemen:

  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 600,000 shares of Common Stock under the Company's 1995 Stock Option Plan, (ii) 500,000 shares of Common Stock under the Company's Supplemental Stock Option Plan, (iii) 1,500,000 shares of Common Stock under the Company's 1998 Stock Purchase Plan, (iv) 105,000 shares pursuant to a Written Compensation Agreement between the Company and Anthony W. Layzell (the "Layzell Agreement") and (v) 130,000 shares pursuant to a Written Compensation Agreement between the Company and Margaret R. Brauns (the "Brauns Agreement"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1995 Stock Option Plan, the Supplemental Stock Option Plan, the 1998 Stock Purchase Plan and the Layzell Agreement and the Brauns Agreement and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ Gunderson Dettmer Stough Villeneuve
                                  Franklin & Hachigian, LLP
                                  --------------------------------------------
                                  Gunderson Dettmer Stough Villeneuve
                                  Franklin & Hachigian, LLP